Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Third Quarter Fiscal Year 2016 Financial Results

-Third Quarter Revenue Increased 34% Versus Last Year- - Third Quarter Operating Income Increased 81% Versus Last Year - -Company Updates Fiscal Year 2016 Guidance Ranges -

Santa Paula, CA., September 8, 2016 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, today reported financial results for the third quarter ended July 31, 2016 and updated its fiscal year 2016 guidance ranges.

Fiscal Year 2016 Third Quarter Results

For the third quarter of fiscal year 2016, revenue was $39.9 million, compared to revenue of $29.8 million in the third quarter of the previous fiscal year. Agribusiness revenue was $38.4 million compared to $28.5 million in the third quarter last fiscal year, reflecting higher sales of lemons, avocados, oranges and specialty citrus and other crops. Rental operations revenue was $1.5 million in the third quarter of fiscal year 2016, compared to $1.3 million in the third quarter of last fiscal year. Real estate development revenue was $19,000, compared to $34,000 in the third quarter last fiscal year.

Agribusiness revenue for the third quarter of fiscal year 2016 includes $26.2 million in lemon sales, compared to $23.9 million of lemon sales during the same period of fiscal year 2015, reflecting higher volume of fresh lemons sold partially offset by lower prices compared to the same period in fiscal year 2015. Approximately 846,000 cartons of fresh lemons were sold during the third quarter of fiscal year 2016 at a $27.19 average price per carton, compared to approximately 759,000 cartons sold at a $28.06 average price per carton during the third quarter of fiscal year 2015. Avocado revenue for the third quarter of fiscal year 2016 was $9.6 million, compared to $3.0 million in the same period last year, due to increased prices and volume of avocados sold compared to the same period in fiscal year 2015. The avocado harvest for fiscal year 2016 is substantially complete with typical volatility in avocado production resulting in strong volume this year. The Company recognized $1.9 million of orange revenue in the third quarter of fiscal year 2016, compared to $1.0 million in the same period of fiscal year 2015. Specialty citrus and other crop revenues were $759,000 in the third quarter of fiscal year 2016, compared to $560,000 in the same period of fiscal year 2015. Third quarter of fiscal year 2016 results for oranges and specialty citrus reflect higher volume partially offset by lower prices compared to the same period in fiscal year 2015.

Costs and expenses for the third quarter of fiscal year 2016 were $25.7 million, compared to $22.0 million in the third quarter of last fiscal year. The third quarter of fiscal year 2016 increase in operating expenses was primarily attributable to increases in agribusiness costs due to higher volume of fruit harvested and packed compared to the third quarter of fiscal year 2015.

Operating income for the third quarter of fiscal year 2016 was $14.2 million, compared to $7.8 million in the third quarter of the previous fiscal year. Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2016 was $10.6 million, compared to net income applicable to common stock of $5.2 million in the third quarter of fiscal year 2015. Net income per diluted share for the third quarter of fiscal year 2016 was $0.71 compared to a net income per diluted share of $0.36 for the same period of fiscal year 2015, based on approximately 15.1 million and 15.0 million weighted average diluted common shares outstanding, respectively.

EBITDA was $19.3 million in the third quarter of fiscal year 2016, compared to $9.1 million in the same period of fiscal year 2015. A reconciliation of EBITDA to net income is provided at the end of this release. EBITDA in the third quarter of fiscal year 2016 includes a $3.4 million gain on the sale of stock in Calavo Growers, Inc.

Fiscal Year 2016 First Nine Months Results

For the nine months ended July 31, 2016, revenue was $92.3 million, compared to $86.1 million in the same period last year. Operating income for the nine months ended July, 31, 2016 was $10.1 million, compared to $9.5 million in the same period last year. Net income applicable to common stock, after preferred dividends, was $7.6 million for the nine months ended July 31, 2016, compared to net income of $6.0 million in the same period last year. Net income per diluted share for the nine months ended July 31, 2016 was $0.53 on approximately 15.1 million weighted average diluted common shares outstanding, compared to net income per diluted share of $0.42 on approximately 14.1 million weighted average diluted common shares outstanding in the same period of fiscal year 2015.

EBITDA for the nine months ended July 31, 2016 was $18.0 million, compared to EBITDA of $13.0 million in the same period last year. A reconciliation of EBITDA to net income is provided at the end of this release. EBITDA in the nine months ended July 31, 2016 includes $1.2 million of transaction costs incurred in connection with the Limoneira/Lewis joint venture and a $3.4 million gain on the sale of stock in Calavo Growers, Inc.

Real Estate Development

On November 10, 2015, Limoneira Lewis Community Builders, LLC, a real estate development joint venture between Limoneira Company and The Lewis Group of Companies ("The Lewis Group"), was formed. Limoneira Lewis Community Builders is a 50%/50% joint venture between Limoneira and The Lewis Group that will engage in the residential development of Harvest at Limoneira (formerly Santa Paula Gateway Project and East Area 1). The formation of the joint venture culminated with Limoneira's contribution of its East Area 1 property to the joint venture and The Lewis Group's payment to Limoneira of $20.0 million for its 50% interest in the joint venture. Limoneira expects to receive 25% to 80% of the net cash flow of the project, based on projected cash flow milestones provided in the operating agreement, which is estimated to aggregate approximately 70% of total net cash flows to Limoneira, including the initial $20 million payment, and the balance of net cash flows to The Lewis Group over the estimated seven to ten-year life of the project. Development grading on the project is expected to begin in early calendar year 2017 and lot sales are estimated to begin at the end of calendar year 2017. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting. The Company contributed $0.8 million to the joint venture in the third quarter of fiscal year 2016 matching Lewis’ contributions to fund on-going development activities.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased to report strong top and bottom line growth in the third quarter. Our revenue growth of 34% compared to the prior year period reflects solid increases for both our lemon business and avocado business. In particular, the typical volatility in avocado production resulted in strong volume this year and based on these results as well as a gain on the sale of Calavo stock, we are updating our outlook for fiscal year 2016.

Mr. Edwards continued, “We continue to work closely with the Lewis organization on developing the Harvest at Limoneira. The project remains on track to begin selling lots at the end of 2017.”

Balance Sheet and Liquidity

During the first nine months of fiscal year 2016, net cash provided by operating activities was $10.9 million, compared to $10.2 million in the prior year period. Net cash used in investing activities was $7.9 million in the first nine months of fiscal year 2016, compared to $24.0 million in the prior year period. Net cash used in financing activities was $2.9 million in the first nine months of fiscal year 2016, compared to net cash provided by financing activities of $13.8 million in the same period last year. Long-term debt as of July 31, 2016 was $87.1 million, compared to $89.1 million at the end of fiscal year 2015.

Recent Business Highlights

A project to double the capacity and increase the efficiency of the Company’s lemon packing facilities became operational in March 2016. The project is estimated to cost approximately $28.4 million in the aggregate.

Alex Teague, Senior Vice President stated, “Our expanded and modernized packing house is fully operational, and we are pleased that we have already begun to see increased packing volume capacity from the new facility. As we continue to implement new operating processes and procedures for the packing house and as lemon sales volume continue to increase, we are confident that we will continue to improve the profitability of our lemon business.”

Mr. Teague continued, “As part of our commitment to sustainability, we recently announced that Limoneira will begin using solar energy at our Porterville Ranch operations. This is in addition to solar facilities that we use in Santa Paula and in Ducor Ranch. We will continue to capitalize on opportunities to generate more clean energy while capturing costs savings by reducing our electrical costs.”

On June 23, 2016, the Company declared a quarterly cash dividend of $0.05 per common share, which was paid on July 15, 2016 in the aggregate amount of approximately $0.7 million to stockholders of record on July 5, 2016.

Updating Fiscal Year 2016 Outlook

For the fiscal year ending October 31, 2016, the Company continues to expect to sell between 2.7 million and 3.0 million cartons of fresh lemons at an average price of approximately $24.00 per carton. The Company’s avocado harvest concluded in the third quarter of fiscal year 2016, with the Company selling 11.4 million pounds at $0.95 per pound in fiscal year 2016.

The Company is reiterating its guidance range for operating income, and updating its guidance range for EBITDA and earnings per diluted share for fiscal year 2016. The Company expects operating income for fiscal year 2016 to be approximately $8.6 million to $9.1 million. The Company now expects fiscal year 2016 EBITDA, which includes approximately $3.4 million gain on the sale of stock in Calavo Growers, Inc., in the range of $18.9 million to $19.4 million and fiscal year 2016 earnings per diluted share in the range of $0.45 to $0.50. Excluding $1.2 million of transaction costs incurred in connection with the Limoneira/Lewis joint venture and excluding approximately $3.4 million gain on sale of stock in Calavo Growers, Inc., fiscal year 2016 EBITDA and earnings per diluted share are expected to be in the range of $16.7 million to $17.2 million and $0.33 to $0.38, respectively. As more fully described at the end of this release under “Non-GAAP Financial Measures,” the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Fiscal year 2016 estimated operating results reflect an anticipated increase in operating income primarily related to strong avocado sales, potential cost savings from the Company’s new lemon packing facilities, increased revenues from additional farm worker housing units, the elimination of lease expense resulting from the acquisition of the previously leased Sheldon Ranches and the $3.4 million gain on sale of Calavo Growers, Inc. stock. These operating improvements are offset by transaction costs of $1.2 million incurred on the close of the Limoneira/Lewis joint venture and an expected increase in depreciation expense that results from the new packing facilities, the acquired Sheldon Ranch property and the additional farm working housing units. In addition, interest expense is expected to increase in fiscal year 2016 related to the new packing house and the additional farm worker housing units being placed into service because related interest costs were capitalized during the construction period.

Conference Call Information

The Company will host a conference call and audio webcast on September 8, 2016, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 686-9704, and international participants should dial (913) 312-0863.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through September 22, 2016, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 9572829.

About Limoneira Company

Limoneira Company, a 124-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2016, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under “Updating Fiscal Year 2016 Outlook” above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA is summarized and reconciled to net income (loss), which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended July 31,		Nine Months Ended July 31,
	2016	2015	2016	2015

Net income	$10,729,000	$5,313,000	$8,039,000	$6,428,000
Interest expense, net	473,000	45,000	1,036,000	102,000
Income taxes	6,693,000	2,776,000	5,088,000	3,477,000
Depreciation and amortization	1,451,000	1,010,000	3,863,000	2,979,000
EBITDA	$19,346,000	$9,144,000	$18,026,000	$12,986,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	July 31, 2016	October 31, 2015
Assets
Current assets:
Cash	$96,000	$39,000
Accounts receivable, net	12,563,000	7,420,000
Cultural costs	2,769,000	3,916,000
Prepaid expenses and other current assets	2,657,000	2,387,000
Total current assets	18,085,000	13,762,000

Property, plant and equipment, net	149,220,000	128,951,000
Real estate development	102,338,000	96,067,000
Equity in investments	4,253,000	3,047,000
Investment in Calavo Growers, Inc.	19,734,000	18,508,000
Other assets	8,735,000	9,035,000
Total Assets	$302,365,000	$269,370,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,561,000	$6,611,000
Growers payable	8,673,000	5,841,000
Accrued liabilities	9,622,000	5,864,000
Fair value of derivative instrument	723,000	767,000
Current portion of long-term debt	2,486,000	589,000
Total current liabilities	26,065,000	19,672,000
Long-term liabilities:
Long-term debt, less current portion	87,100,000	89,079,000
Deferred income taxes	20,457,000	19,425,000
Other long-term liabilities	4,979,000	7,641,000
Sale-leaseback deferral	22,349,000	-
Total liabilities	160,950,000	135,817,000
Commitments and contingencies	-	-

Series B Convertible Preferred Stock – $100.00 par value (30,000 shares authorized: 29,000 and 29,500 shares issued and outstanding at July 31, 2016 and October 31, 2015) (8.75% coupon rate)	2,900,000	2,950,000

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2016 and October 31, 2015) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2016 and October 31, 2015)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 14,178,226 and 14,135,080
shares issued and outstanding at July 31, 2016 and October 31, 2015, respectively)	142,000	141,000
Additional paid-in capital	91,631,000	90,759,000
Retained earnings	32,659,000	27,216,000
Accumulated other comprehensive income	4,752,000	3,156,000
Total stockholders’ equity	129,184,000	121,272,000
Total Liabilities and Stockholders’ Equity	$302,365,000	$269,370,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2016	2015	2016	2015
Net revenues:
Agribusiness	$38,430,000	$28,466,000	$87,943,000	$82,268,000
Rental operations	1,454,000	1,311,000	4,273,000	3,769,000
Real estate development	19,000	34,000	39,000	62,000
Total net revenues	39,903,000	29,811,000	92,255,000	86,099,000
Costs and expenses:
Agribusiness	21,151,000	17,471,000	67,861,000	63,308,000
Rental operations	889,000	907,000	2,711,000	2,471,000
Real estate development	249,000	325,000	1,880,000	806,000
Selling, general and administrative	3,420,000	3,270,000	9,728,000	10,053,000
Total costs and expenses	25,709,000	21,973,000	82,180,000	76,638,000
Operating income	14,194,000	7,838,000	10,075,000	9,461,000
Other income (expense):
Interest expense, net	(473,000)	(45,000)	(1,036,000)	(102,000)
Gain on sale of stock in Calavo Growers, Inc.	3,419,000	-	3,419,000	-
Equity in earnings of investments	235,000	205,000	206,000	193,000
Other income, net	47,000	91,000	463,000	353,000
Total other income	3,228,000	251,000	3,052,000	444,000

Income before income tax provision	17,422,000	8,089,000	13,127,000	9,905,000

Income tax provision	(6,693,000)	(2,776,000)	(5,088,000)	(3,477,000)
Net income	10,729,000	5,313,000	8,039,000	6,428,000
Preferred dividends	(156,000)	(159,000)	(471,000)	(477,000)
Net income applicable to common stock	$10,573,000	$5,154,000	$7,568,000	$5,951,000

Basic net income per common share	$0.75	$0.36	$0.53	$0.42

Diluted net income per common share	$0.71	$0.36	$0.53	$0.42

Dividends per common share	$0.05	$0.05	$0.15	$0.14

Weighted-average common shares outstanding-basic	14,178,000	14,127,000	14,165,000	14,115,000
Weighted-average common shares outstanding-diluted	15,066,000	14,953,000	15,053,000	14,115,000